Exhibit 10.3

ST. PAUL RE, INC.
195 Broadway
New York, New York 10007

May 2, 2002

Michael D. Price
33 Dorothy Drive
Morris Township, NY 07960

Dear Michael:

        I am writing this letter (the "Letter Agreement") on behalf of St. Paul Re, Inc. ("SPR" or the "Company"), currently a division of The St. Paul Companies, Inc. ("SPC"), to confirm the terms and conditions of your employment with SPR or Platinum Underwriters Reinsurance, Inc., a Maryland corporation ("Platinum"), which is expected to acquire certain assets of SPR in connection with an initial public offering of Platinum Underwriters Holdings, Ltd. ("Holdings").

1.
Term of Employment.

        Your employment will commence no later than November 15, 2002 (the "Effective Date") and, subject to termination as provided in Section 7, shall end on the third anniversary of the Effective Date. Such employment period shall hereinafter be referred to as the "Term."

        Upon consummation of the IPO, the Company shall promptly assign all of its rights and obligations hereunder to Platinum and shall, upon such assignment, cease to be a party to this Letter Agreement (except as otherwise provided herein) and Platinum will be the sole obligor hereunder. Following assignment of this Letter Agreement to Platinum, all references herein to the "Company" shall be deemed to mean Platinum and all references to the "Board" shall be deemed to mean the Board of Directors of Platinum.

2.
Title and Duties.

        During the Term, you will serve as Chief Underwriting Officer of the Company and will have such duties and responsibilities and power and authority as those normally associated with such position in public companies of a similar stature, plus any additional duties, responsibilities and/or power and authority assigned to you by the Chief Executive Officer of the Company.

3.
Base Salary.

        During the Term, the Company will pay you a minimum base salary (the "Base Salary") as follows:

  (a)
  at the annual rate of $400,000 for the period from the Effective Date through the first anniversary of the Effective Date,

  (b)
  at the annual rate of $420,000 for the period from the first anniversary of the Effective Date through the second anniversary of the Effective Date,

  (c)
  at the annual rate of $440,000 for the period from the second anniversary of the Effective Date through the third anniversary of the Effective Date.

        The base salary shall be payable in accordance with the Company's payroll practices as in effect from time to time.

4.
Bonus.

(a)
Annual.    During the Term, you will be entitled to receive a minimum annual bonus (the "Annual Bonus") equal to fifty percent (50%) of Base Salary (the "Annual Bonus").

  (b)
  Sign-On Bonus.    On the Effective Date, the Company shall pay you a one-time cash sign-on bonus of $100,000.

          5.  Moving Expenses.    The Company will reimburse you up to a maximum amount of $30,000.00 for the costs and expenses reasonably incurred by you to move from New Jersey to New York, including, without limitation, temporary housing expenses until you acquire a permanent residence in New York and real estate broker fees incurred in connection with the sale of your residence in New Jersey.

6.
Stock Option Grant.

        Upon consummation of the IPO and provided you are then employed by the Company, you will be entitled to receive a stock option grant to purchase that number of shares of Holdings common stock (the "IPO Grant") with an aggregate market value equal to $5,000,000.00 at a price not greater than the initial offering price under the IPO and having a term of ten years. Subject to the specific terms of this Letter Agreement, the terms and conditions of your IPO Grant will provide for vesting in equal annual installments on each of the first two anniversaries of the date of the IPO Grant and on the third anniversary of the Effective Date, provided you are then employed by SPR.

        Notwithstanding the foregoing, if the consummation of the IPO precedes the Effective Date, you will be entitled to receive on the Effective Date, in lieu of the IPO Grant and not in addition to the IPO Grant, a stock option grant to purchase that number of shares of Holdings common stock (the "Option Grant") with an aggregate market value equal to $5,000,000.00 at a price not greater than the market price of the stock on the date of grant and having a term of ten years. Subject to the specific terms of this Letter Agreement, the terms and conditions of your Option Grant will provide for vesting in equal annual installments on each of the first three anniversaries of the Effective Date, provided you are then employed by SPR.

7.
Termination of Employment.

(a)
Resignation for Good Reason or Termination Without Cause.    If you terminate your employment for Good Reason or you are terminated by the Company without Cause, you will receive, immediately upon the effectiveness of any such termination, a lump sum cash payment equal to the sum of (i) any of the bonus payments set forth in Section 4 hereof which have not been previously paid by the Company, (ii) fifty percent (50%) of the then current annual Base Salary, and (iii) any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits under the Company's otherwise applicable employee benefit plans or programs) accrued or owing through the date of termination, provided that you execute a release substantially in the form attached hereto as Exhibit A concurrently with such payment.

(b)
Termination Other than for Good Reason or for Cause.    If you terminate your employment other than for Good Reason or if your employment is terminated by the Company for Cause, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits under the Company's otherwise applicable employee benefit plans or programs) accrued or owing prior to the effectiveness of your termination.

For
purposes of this Letter Agreement, "Cause" means (i) your willful and continued failure to substantially perform your duties hereunder; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with the Company or other willful act that materially damages the reputation of the Company.

  For
  purposes of this Letter Agreement, "Good Reason" means (i) the Company reduces your Base Salary or your Annual Bonus without your express written consent; (ii) the Company reduces the scope of your duties, responsibilities or authority without your express written consent; (iii) the Company requires you to report to anyone other the Chief Executive Officer; (iv) the Company requires you to be principally based more than 35 miles from the Company's offices in New York; (v) the Company breaches any other material provision of this Letter Agreement; (vi) the resignation by you for any reason during the 30-day period commencing eighteen months from the Effective Date if an IPO has not occurred; (vii) SPR fails to assign this Letter Agreement to Platinum prior to or promptly upon the IPO; provided, however, that if you voluntarily consent to any reduction or changes described above in lieu of exercising your right to resign for Good Reason and deliver such consent to the Company in writing, then such reduction, transfer or change shall not constitute "Good Reason" hereunder, but you shall have the right to resign for Good Reason under this Agreement as a result of any subsequent reduction described above.

8.
Covenants.

        In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Letter Agreement, you agree to the following covenants:

  (a)
  Confidentiality.    During the period of your employment and for a period of three years following any termination of your employment, you will keep confidential any trade secrets and confidential or proprietary information of SPC, SPR and Platinum which are now known to you or which hereafter may become known to you as a result of your employment or association with SPC, SPR and Platinum and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of SPC, SPR and Platinum during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, "trade secrets and confidential or proprietary information" means information unique to SPC, SPR and Platinum which has a significant business purpose and is not known or generally available from sources outside SPC, SPR and Platinum or typical of industry practice, but shall not include any of the foregoing (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to SPC, SPR and Platinum, as appropriate, to enable SPC, SPR and Platinum, as appropriate, to seek an appropriate protective order or confidential treatment.

  (b)
  Non-Solicitation.    You further covenant that during the term of your employment and during the fifteen month period following termination of your employment for any reason, you will not, directly or indirectly, hire, or cause to be hired by an employer with whom you may ultimately become associated, any senior executive of SPC, SPR or Platinum at the time of termination of your employment with the Company (defined for such purposes to include executives that report directly to you or that report directly to such executives that report directly to you).

        9.    Representations.    By signing this Letter Agreement where indicated below, you represent that you are not subject to any employment agreement or non-competition agreement that could subject the Company to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and your appointment to the positions with the Company described above.

        10.    Miscellaneous Provisions.

  (a)
  This Letter Agreement may not be amended or terminated without the prior written consent of you and the Company.

  (b)
  This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

  (c)
  This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

  (d)
  All disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in New York City. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party's costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party, unless you are the prevailing party in the award entered in such arbitration, in which case, all such costs and expenses shall be borne by the Company.

  (e)
  All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

      You, to:

      The address maintained in the Company's records

      SPC or SPR, to:

      The address of SPC's principal place of business
      Attention: General Counsel

      Platinum, to:

    The address of Platinum's principal place of business
    Attention: General Counsel

          In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

  (f)
  This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

  (g)
  This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

        This Letter Agreement is intended to be a binding obligation upon the Company and yourself. If this Letter Agreement correctly reflects your understanding, please sign and return one copy to me for the Company's records.

ST PAUL RE, INC.
By:	/s/ JEROME T. FADDEN
Name:	Jerome T. Fadden
Title:	Chief Executive Officer

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

/s/ MICHAEL D. PRICE Michael D. Price
Dated as of 10 May, 2002

Exhibit A
FULL AND COMPLETE RELEASE

        I, Michael D. Price, in consideration for the payment of the severance described in my Letter Agreement dated May 2, 2002, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The St. Paul Companies, Inc., Platinum Underwriters Holdings, Ltd., Platinum Underwriters Reinsurance, Inc. and St. Paul Re, Inc. (the "Companies") and their respective current and former directors, officers and employees from any and all claims, actions and causes of action under those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination In Employment Act of 1967, 29 U.S.C. 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. 1981, the Civil Rights Act of 1991, 42 U.S.C. 1981a, the Americans with Disabilities Act, 42 U.S.C. 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. 2601 and 2611 et seq., and equivalent provisions under Bermuda law, whether KNOWN or UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Release (this "Release"), including without limitation those arising out of or related to my employment or separation from employment with the Companies (collectively the "Released Claims").

        I warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims. I fully understand and agree that:

1.
This Release is in exchange for severance payments to which I would otherwise not be entitled;

2.
No rights or claims are released or waived that may arise after the date this Release is signed by me;

3.
I am here advised to consult with an attorney before signing this Release;

4.
I have 21 days from my receipt of this Release within which to consider whether or not to sign it;

5.
I have 7 days following my signature of this Release to revoke the Release; and

6.
This Release shall not become effective or enforceable until the revocation period of 7 days has expired.

        If I choose to revoke this Release, I must do so by notifying the Companies in writing. This written notice of revocation must be mailed by first class mail or by certified mail within the 7 day revocation period and addressed as follows:

    The St. Paul Companies, Inc. or St. Paul Re, Inc.
    385 Washington Street
    St. Paul, Minnesota 55102
    Attention: General Counsel

    Platinum Underwriters Holdings, Ltd.
    Or Platinum Underwriters Reinsurance, Inc.
    The address of such company's principal place of business
    Attention: General Counsel

        This Release is the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

        In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. This Release inures to the benefit of the Companies and their successors and assigns. I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

Michael D. Price
Dated as of [ , 20 ]

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